Exhibit 99.1

Pulmatrix Enters Into Binding Term Sheet with Cipla Technologies LLC for the

Development and Commercialization of Pulmazole

The Binding Term Sheet Executed on April 1, 2019

Lays Groundwork for Entry into a Definitive Agreement During the 2nd Quarter of 2019

LEXINGTON, MA – Pulmatrix, Inc (NASDAQ: PULM), a clinical stage biopharmaceutical company focused on developing novel inhaled therapeutics to serve unmet needs in respiratory disease, announced today its entry into a Binding Term Sheet with Cipla Technologies LLC (“Cip Tec”), a subsidiary of Cipla Limited (BSE: 500087; NSE: CIPLA EQ; and hereafter referred to as “Cipla”) for the co-development and commercialization of Pulmazole (PUR1900) – an inhaled iSPERSE™ formulation of the anti-fungal drug itraconazole for the treatment of allergic bronchopulmonary aspergillosis (ABPA) in patients with asthma.

The Binding Term Sheet lays the groundwork for entry into a definitive agreement with Cip Tec during the second quarter of 2019. Per the Binding Term Sheet, subject to entry into the definitive agreement, Cip Tec will make an upfront payment of $22 million to Pulmatrix in exchange for an assignment of all rights to Pulmazole to Cip Tec. However, following this assigning, Pulmatrix will retain the right to receive 50% of the free cash flow from future sales of Pulmazole. In addition, Pulmatrix will remain primarily responsible for the implementation of the clinical development of Pulmazole and Cip Tec will be responsible for implementation of the commercialization of the product. Entry into a definitive agreement is contingent upon, Pulmatrix having at least $15 million in unencumbered funds.

Following the execution of a definitive agreement, coupled with the funds to be provided by Cip Tec, Pulmatrix believes it will be in a position to complete the Phase 2 study entitled: “A Randomized, Double- Blind, Multicenter, Placebo-Controlled, Phase 2 Study to Evaluate the Safety, Tolerability, and Pharmacokinetics of Itraconazole Administered as a Dry Powder for Inhalation (PUR1900) in Adult Asthmatic Patients With Allergic Bronchopulmonary Aspergillosis”, which is planned to begin in the second quarter 2019. Post Phase 2, all future development and commercialization costs will be equally shared by Pulmatrix and Cip Tec.

“With the FDA review of the IND complete, allowing us to proceed into ABPA patients, we are excited to take this important step forward in financing the Pulmazole program. In addition to securing a 50% commitment from Cip Tec for future Pulmazole development and commercialization costs, Cipla’s deep experience in respiratory drug development, device, manufacturing, and commercialization of Respiratory products should further strengthen the program. This important milestone brings us one step closer towards providing an improved novel therapeutic option to patients suffering from ABPA.”, said Robert W. Clarke, Ph.D, chief executive officer of Pulmatrix.

About ABPA

ABPA is a disease that occurs most often in patients with underlying asthma or cystic fibrosis, and it is characterized by an exaggerated allergic hypersensitivity response of the immune system to the fungus Aspergillus colonizing and growing in the airways. Oral itraconazole (Sporanox®) is currently used as an adjunctive treatment to corticosteroids in ABPA patients. However, its use is limited by poor bioavailability, variable pharmacokinetics, and toxicity concerns related primarily to the risk of gastrointestinal and cardiac side effects, as well as extensive drug-drug interactions. The Pulmatrix Pulmazole program is the first inhaled dry powder version of itraconazole known to the company to be advanced into clinical development, with the goal of improving upon the known safety and efficacy profile associated with oral Sporanox by delivering the drug directly to the lung.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for serious lung diseases, including Pulmazole, inhaled anti-fungal itraconazole for patients with ABPA, and PUR1800, a narrow spectrum kinase inhibitor for patients with obstructive lung diseases including asthma and chronic obstructive pulmonary disease (“COPD”). Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

About Cipla Limited

Established in 1935, Cipla is a global pharmaceutical company focused on agile and sustainable growth, complex generics, and deepening portfolio in its home markets of India, South Africa, North America, and key regulated and emerging markets. Cipla’s strengths in the respiratory, anti-retroviral, urology, cardiology and CNS segments are well-known. Cipla’s 44 manufacturing sites around the world produce 50+ dosage forms and 1,500+ products using cutting-edge technology platforms to cater to 80+ markets. Cipla is ranked 3rd largest in pharma in India (IQVIA MAT Dec’18), 3rd largest in the pharma private market in South Africa (IQVIA YTD Dec’18), and is among the most dispensed generic players in the US. For over eight decades, making a difference to patients has inspired every aspect of Cipla’s work. Its paradigm-changing offer of a triple anti-retroviral therapy in HIV/AIDS at less than a dollar a day in Africa in 2001 is widely acknowledged as having contributed to bringing inclusiveness, accessibility and affordability to the centre of the movement. A responsible corporate citizen, Cipla’s humanitarian approach to healthcare in pursuit of its purpose of ‘Caring for Life’ and deep-rooted community links wherever it is present make it a partner of choice to global health bodies, peers and all stakeholders. For more, please visit www.cipla.com, or click on Twitter, Facebook, LinkedIn.

About Cipla Technologies LLC

Cipla has been dedicated to providing access to medicines for over 30 years in the US. A wholly owned subsidiary of Cipla Ltd, Cipla Technologies LLC (‘Cip Tec’) is based in San Diego and was incorporated for the realisation of Cipla’s long-term aspiration of becoming a global specialty pharmaceutical company. Its focus is to meet the unmet needs of patients in the CNS & respiratory therapies by creating a pipeline of branded products in the US specialty market.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K filed by the Company with the Securities and Exchange Commission, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact

Robert Clarke, CEO	William Duke, CFO
(781) 357-2333	(781) 357-2333
rclarke@pulmatrix.com	wduke@pulmatrix.com